UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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THE ODP CORPORATION

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The ODP Corporation

Vote FOR Proposal 5 – Approval of an Amendment to the ODP Corporation 2021 Long-Term Incentive Plan

Why Proposal 5 is Aligned with Advancing Long-Term Shareholder Value

Executive Summary

Proposal 5, our request for additional shares under our 2021 Long-Term Incentive Plan (the Plan), will allow us to sustain our current performance-based equity program that rewards long-term value creation and is competitive with market programs. Additional shares ensure we can maintain alignment between leadership / employee incentives and shareholder outcomes, while continuing to attract and retain the talent critical to our B2B transformation. We do not intend to change our long-term incentive award mix if shareholders approve Proposal 5.

We are committed to a pay-for-performance approach that aligns executive compensation with shareholder value. In 2025, we made a focused refinement to strengthen this alignment by updating our long-term incentive program design.

As described below, we believe that shareholders should vote FOR Proposal 5, because the Plan with a refreshed share pool will:

1.	Sustain a performance-based equity program, with 100% of Performance Stock Units (PSUs) now tied to relative Total Shareholder Return (rTSR)

2.	Reinforce our strategy and execution to remain focused on operational discipline, EBITDA growth, and long-term value creation

3.	Support performance-based leadership to award market-competitive pay

4.	Encourage accountability and performance results through at-risk compensation

1. Sustaining a Performance-Based Equity Program

Our equity incentive compensation strategy is key in building a performance-driven team, and central to maintaining alignment between awards and shareholder interests. Our long-term incentive program is built on clear, measurable metrics that drive accountability and long-term performance. In 2025, we carried forward our practice of ensuring that 60% of equity compensation is granted in the form of PSUs, and transitioned to tethering 100% of PSUs to rTSR, reinforcing a direct focus on shareholder returns relative to peers. Approval of Proposal 5 is critical to ensuring that we can sustain our performance-based equity program through 2026 and beyond.

2. Reinforcing Strategy and Execution

Our 2025 refinement to the long-term incentive program supports our broader strategic direction. As we advance our B2B transformation, we remain focused on operational discipline, EBITDA growth, and long-term value creation. Approval of Proposal 5 enables us to maintain a compensation structure that supports these priorities through long-term equity incentives designed to reward sustained execution.

3. Maintaining a Market-Competitive, Performance-Driven Program

The request for additional shares under our Plan is essential to sustaining a competitive compensation structure that aligns pay with performance and shareholder value.

Equity is a core component of competitive total rewards at most companies. For us, maintaining a market-aligned equity program is critical to attracting and retaining the talent needed to execute our strategy and drive long-term growth.

Proposal 5 enables us to continue offering performance-based equity as part of a broader compensation framework that reflects evolving market expectations. Our equity compensation program is a critical tool for recruiting, retaining, and motivating our leadership, particularly while we are focused on implementing our B2B transformation, and losing this tool could have negative impacts on our growth strategies.

Without additional shares, we would have to consider cash alternatives, which could introduce variable accounting treatment and weaken alignment of executive compensation with shareholder interests.

4. A Vote FOR Proposal 5 Supports Accountability and Results

Our 2025 executive compensation program changes further strengthen accountability. With 100% of PSUs tied to rTSR

➤ 90% of our CEO’s compensation is at risk, with 45% tied directly to PSU performance.

➤ For our other Named Executive Officers, nearly 70% of compensation is at risk, reinforcing a strong emphasis on long-term, market-based outcomes.

✓ Voting FOR Proposal 5 affirms a compensation philosophy rooted in accountability, performance, and value creation and supports performance-based compensation for leadership and long-term shareholder value.

Thank you for your support as we drive long-term value at The ODP Corporation.